EXHIBIT (99)
NEWS RELEASE
Investor Contact: Linda McLaren
(972) 946-5454
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(972) 946-3350
warnely@voughtaircraft.com
Vought Reports Third Quarter 2005 Financial Results
     DALLAS, Nov 9, 2005 — Vought Aircraft Industries, Inc. today reported financial results for its third quarter ending Sept. 25, 2005.
     Net sales for the third quarter of 2005 were $310.4 million, an increase of 5 percent compared to $295.3 million in the same period a year ago. The increase in net sales is primarily due to increased delivery rates on military and business jet programs, partially offset by lower commercial delivery rates caused mainly by the IAM strike at Boeing. The net loss for the third quarter of 2005 was $55.2 million, compared to a net loss of $41.6 million for the same period last year. The net loss in the third quarter 2005 resulted from increases in production cost estimates for new and existing programs primarily caused by difficulties associated with the overall transition activity, effects from the IAM strike at Boeing and from our continuing investment in the Boeing 787 program. Adjusted EBITDA, as defined by our senior secured credit agreement, for the third quarter 2005 was $32.5 million, compared to $30.7 million for the same period last year.
     For the first nine months of 2005, net sales were $937.2 million, an increase of 6 percent compared to $884.4 million in the same nine-month period a year ago. The increase in net sales is primarily due to increased delivery rates on commercial, military and business jet programs. The net loss for the first nine months of 2005 was $214.1 million, compared to a net loss of $80.1 million for the same period last year. The higher net loss in 2005 resulted primarily from increases in disruption and other transition costs associated with the ongoing process of facility consolidation that were recognized in the first six months of 2005, effects from the IAM strike at Boeing and from our continuing investment in the Boeing 787 program. Adjusted EBITDA for the nine-month period of 2005 was $124.3 million, compared to $101.9 million for the same period last year.
     “The Boeing strike added to the challenges we have been dealing with on transition programs from Nashville, particularly C-130J and V-22, as well as start-up issues associated with BLACK HAWK. Taken together, they have been disruptive to our operations. We continue to work with our customers on minimizing their impacts. Nevertheless, these issues led to a larger than expected net loss,” said Vought’s Chairman, President and Chief Executive Officer Tom Risley. “These challenges reinforce the need for
-more-

the cost reduction initiatives announced last quarter, which are well underway and on track. We’re driving down costs and continuing with site consolidation efforts to enhance our competitiveness.”
     EBITDA and Adjusted EBITDA as presented in this press release are supplemental measures of our performance, and Adjusted EBITDA is a supplemental measure of our ability to satisfy our debt covenants. Neither of these measures is required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. The company believes it is necessary to present Adjusted EBITDA to enable investors to assess Vought’s compliance with covenants under its credit agreement.
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales in excess of $1.2 billion and more than 6,000 employees in seven U.S. locations.
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     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control.

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004
Net sales	$310.4	$295.3	$937.2	$884.4

Costs and expenses
Cost of sales	274.3	262.5	884.7	745.7
Selling, general and administrative expenses	77.1	64.4	222.4	190.1
Asset impairment	—	—	5.9	—

Total costs and expenses	351.4	326.9	1,113.0	935.8

Operating income (loss)	(41.0)	(31.6)	(175.8)	(51.4)

Other income (expense)
Other loss	(0.3)	—	(0.4)	—
Equity in earnings (loss) of joint venture	(1.0)	—	(1.8)	—
Interest income	1.2	0.7	2.8	1.8
Interest expense	(14.1)	(10.7)	(38.9)	(30.5)

Loss before income taxes	(55.2)	(41.6)	(214.1)	(80.1)

Income taxes	—	—	—	—

Net income (loss)	$(55.2)	$(41.6)	$(214.1)	$(80.1)

Vought Aircraft Industries, Inc.
Condensed Consolidated Statements of Adjusted EBITDA
($ in Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004

Net Income (loss)	$(55.2)	$(41.6)	(214.1)	$(80.1)

Plus:
Interest, net	12.9	10.0	36.1	28.7
Depreciation and amortization.	17.2	22.5	52.4	64.6

EBITDA	(25.1)	(9.1)	(125.6)	13.2

Adjusted EBITDA
Plus:

Unusual charges — Plant consolidation and other merger & integration expenses	21.0	21.8	144.1	37.3
Asset impairment	—	—	5.9	—
Loss on disposal of property, plant and equipment	0.4	0.1	4.7	1.6
Closing cost from acquisition of Vought	—	(1.6)	—	0.8
Pension & OPEB curtailment	0.3	4.3	2.0	16.2
Non-recurring investment in Boeing 787	15.0	6.1	41.1	15.1
Non-cash expense related to FAS 87 & FAS 106	13.5	7.2	43.5	7.2
Boeing strike	6.8	—	6.8	—
Management fees & expenses	0.5	—	1.5	—
Amortization of learning inventory	—	0.6	—	1.9
Amortization of stepped up inventory	0.1	1.3	0.3	8.6

Total Adjusted EBITDA	$32.5	$30.7	$124.3	$101.9

Vought Aircraft Industries, Inc.
Reconciliation of Adjusted EBITDA to Net Cash Provided by (Used in ) Operating Activities
($ in Millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2005	2004	2005	2004

Adjusted EBITDA (unaudited)	$32.5	$30.7	$124.3	$101.9
Less:
Unusual items	21.5	21.8	145.6	37.3
Boeing strike	6.8	—	6.8	—
Non-cash expense	14.3	11.9	56.4	36.3
Non-recurring investment in Boeing 787	15.0	6.1	41.1	15.1

EBITDA (unaudited)	(25.1)	(9.1)	(125.6)	13.2
Less:
Interest expense and other, net	12.9	10.0	36.1	28.7
Depreciation and amortization	17.2	22.5	52.4	64.6

Net loss	$(55.2)	$(41.6)	$(214.1)	$(80.1)
Plus:
Depreciation and amortization	17.2	22.5	52.4	64.6
Asset impairment	—	—	5.9	—
Amortization of debt issuance costs and other	0.7	0.9	2.3	2.4
Loss on disposition of property, plant and equipment	0.4	0.1	4.7	1.6

Change in operating assets and liabilities:
Accounts receivable	40.5	(20.9)	31.0	(25.6)
Inventories	(18.0)	(8.2)	(50.7)	(20.4)
Other current assets	(1.7)	(0.4)	(0.4)	0.3
Accounts payable	8.8	4.9	3.8	27.3
Accrued payroll and employee benefits	0.5	6.5	(4.1)	0.5
Accrued & other liabilities	(4.0)	(7.7)	(4.6)	(9.1)
Accrued contract liabilities	36.7	18.4	134.7	19.8
Other assets and liabilities — long term	(1.6)	(22.7)	39.3	44.1

Net cash provided by (used in) operating activities	$24.3	$(48.2)	$0.2	$25.4

Net cash used in investing activities	$(40.5)	$(13.2)	$(87.2)	$(29.5)

Net cash provided by (used in) financing activities	$76.6	$34.8	$75.2	$33.7

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions) (unaudited)

	September 25,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$117.1	$128.9
Accounts receivable	92.2	123.2
Inventories	330.0	279.3
Other current assets	7.6	7.2

Total current assets	546.9	538.6

Property, plant and equipment, net	436.8	407.7

Goodwill, net	527.7	527.7
Identifiable intangible assets, net	83.4	91.5
Debt origination costs, net and other assets	24.4	23.5

Total assets	$1,619.2	$1,589.0

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$104.5	$100.7
Accrued and other liabilities	71.8	90.0
Accrued payroll and employee benefits	47.3	51.4
Accrued post-employment benefits-current	57.3	57.3
Accrued pension-current	40.9	27.2
Current portion of long-term debt	4.0	4.0
Capital lease obligation	0.8	0.9
Accrued contract liabilities	276.7	142.0

Total current liabilities	603.3	473.5

Long-term liabilities:
Accrued post employment benefits	494.4	486.9
Accrued pension	448.9	420.7
Long-term bank debt	419.0	421.0
Long-term bond debt	270.0	270.0
Long-term capital lease obligation	1.4	2.0
Other non-current liabilities	150.9	69.4

Total liabilities	2,387.9	2,143.5

Stockholders’ equity (deficit):
Common stock, par value $.01; 50,000,000 shares authorized, 25,009,952 and 25,015,552 issued and outstanding in 2005 and 2004, respectively	0.3	0.3
Additional paid-in capital	417.9	418.0
Shares held in rabbi trust and CMG escrow	(1.7)	(1.9)
Stockholders’ loans.	(2.2)	(2.3)
Accumulated deficit.	(588.8)	(374.4)
Accumulated other comprehensive loss	(594.2)	(594.2)

Total stockholders’ equity (deficit)	(768.7)	$(554.5)

Total liabilities and stockholders’ equity (deficit)	$1,619.2	$1,589.0